UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 23, 2018

American Renal Associates Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37751	27-2170749
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

500 Cummings Center, Suite 6550 Beverly, Massachusetts	01915
(Address of registrant’s principal executive office)	(Zip code)
(978) 922-3080
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 203.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☒	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 23, 2018, Jonathan L. Wilcox resigned as the Vice President and Chief Financial Officer of American Renal Associates Holdings, Inc. (the “Company”), effective as of September 30, 2018.

Appointment of Jason Boucher as Chief Financial Officer

Effective October 1, 2018, Jason Boucher, the Company’s current Vice President of Finance, Chief Accounting Officer and Treasurer will succeed Mr. Wilcox as Vice President and Chief Financial Officer. Mr. Boucher will retain his role as the Company's Treasurer and principal accounting officer.

Mr. Boucher, age 46, has served as the Company’s Chief Accounting Officer and Treasurer since January 2017 and as its Vice President of Finance since May 2011.  Mr. Boucher is a certified public accountant with more than 20 years of accounting and finance experience spanning a number of roles, including Corporate Controller, Assistant Controller and Financial Reporting Manager. Prior to joining the Company, Mr. Boucher was the Corporate Controller of Pegasystems Inc., a leader in business process software solutions, from 2007 to 2011. Mr. Boucher additionally held financial positions in various technology companies. Mr. Boucher received his B.S. degree in Accounting from Plymouth State College in 1994 and his M.B.A. from Suffolk University’s Sawyer School of Management in 1996.

Since the beginning of the Company’s last fiscal year, there has been no transaction, and there is no currently proposed transaction, in which the Company was or is to be a participant, and in which Mr. Boucher had or will have a direct or indirect material interest that is required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Jason Boucher Employment Agreement

In connection with Mr. Boucher’s promotion to Vice President and Chief Financial Officer, the Company expects to enter into an employment agreement with Mr. Boucher (the “Agreement”). The Agreement will provide Mr. Boucher with an initial annual base salary of $400,000, which amount will be subject to increase from time to time as may be determined by the Company. He will also be eligible to receive an annual cash incentive award of up to 75% of his annual base salary, based on achievement of objectives established by the Company. The Agreement will provide that in the event of Mr. Boucher’s termination without “cause”, resignation with “good reason” or termination due to death or disability, Mr. Boucher would be entitled to receive severance in the form of (i) 100% of his annual base salary amount payable in monthly installments over a 12 month period (or 200% of his annual base salary amount payable in monthly installments over a 24 month period in the case of “termination without cause” or a “resignation with good reason” following a “change in control” or a buyer’s failure to assume the Agreement upon a “change in control”); (ii) 12 months’ subsidized COBRA health continuation benefits and (iii) a pro-rata bonus for the year of termination. The severance benefit rights are contingent upon Mr. Boucher’s continued compliance with the terms of a Non-Solicitation, Non-Competition and Confidentiality Agreement that he will enter into simultaneously with the Agreement and Mr. Boucher’s execution of a general release of claims in favor of the Company at the time of such future termination of employment. In the event that Mr. Boucher becomes entitled to receive the enhanced severance amounts described above following a “change in control” of the Company and he subsequently commences employment with a new employer, his severance compensation will end as of the later of (i) his commencing such other employment or (ii) one year after the date of his employment termination. Mr. Boucher will also receive equity awards having an aggregate grant date fair value of $250,000, split evenly between stock options and shares of restricted stock, in each case subject to vesting in three equal annual installments. The per share exercise price for the stock option grant will be equal to the per share closing price of the Company’s common stock on the grant date. The foregoing compensation arrangements will be effective as of, and the grant of equity awards will be made on, August 1, 2018.

Item 7.01	Regulation FD Disclosure.
A copy of the press release, dated July 26, 2018, announcing Mr. Boucher’s appointment as Vice President and Chief Financial Officer is furnished with this report as Exhibit 99.1 and is incorporated by reference into this item.

As provided in General Instruction B.2 of Form 8-K, the information in this Item 7.01 and the exhibit contained in this report shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of that section, as amended, nor shall this item or the exhibit be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description
99.1	Press release, dated July 26, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN RENAL ASSOCIATES HOLDINGS, INC.

Dated:	July 26, 2018	By:	/s/ Michael R. Costa
		Name:	Michael R. Costa
		Title:	Vice President, General Counsel and Secretary